EXHIBIT 5.1

W. Scott Lawler

 Corporate/Securities Attorney

 WSL@BoothUdall.com

October 15, 2019

Golden Matrix Group, Inc.

3651 Lindell Road, Suite D131

Las Vegas, NV 89103

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), to be filed with the Securities and Exchange Commission (the “Commission”), on or about the date hereof, with respect to the registration of an additional 5,000,000,000 shares of common stock, par value $0.00001 per share (the “Shares”), of Golden Matrix Group, Inc. (“Golden Matrix”), that may be issued under the Golden Matrix Group, Inc. 2018 Equity Incentive Plan (the “Plan”).

We have reviewed the actions taken and are familiar with the actions proposed to be taken by you in connection with the issuance, sale and payment of consideration of the Shares under the Plan. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion the Shares, when issued and sold in the manner set forth in the Plan and pursuant to the agreements that accompany the Plan, and the receipt of consideration therefor in accordance with the terms of the Plan, will be legally and validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

BOOTH UDALL FULLER, PLC

/s/ Booth Udall Fuller, PLC